Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors & Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports First Quarter 2014 Results and Provides

Guidance for 2014

Highlights:

o	Revenue of $198 million, up 7 percent year over year; segment operating profit of $14 million, up 14 percent
o	Restructuring charges of $10 million in the first quarter with additional estimated $2 - $3 million by year-end; expecting in excess of $10 million in annualized savings by mid-2015
o	Loss per share from continuing operations of $0.16
o	Adjusted diluted earnings per share from continuing operations of $0.15
o	Full year 2014 diluted earnings per share estimate is $1.35 - $1.50 on an adjusted basis and $0.90 - $1.05 on a GAAP basis

CHICAGO, May 5, 2014—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the first quarter of 2014 and provided guidance for fiscal year 2014.

Revenue for the first quarter was $198 million, an increase of 7 percent from the prior-year quarter. Segment operating profit increased 14 percent, resulting primarily from higher FoodTech equipment sales and strong aftermarket revenue across both segments. Corporate expense in the quarter was $8.8 million, including $2.4 million in management succession and consulting costs. The loss per share from continuing operations was $0.16. Excluding restructuring charges, and management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.15.

First quarter inbound orders of $260.9 million and backlog of $439.4 million increased 12 percent and 33 percent, respectively, from the prior year quarter. Strong demand for AeroTech equipment from the airframe industry and global airports drove the year-over-year gains.

The Company recorded $10.2 million in pre-tax restructuring charges in the first quarter of 2014, and expects to incur approximately $2 - $3 million in additional charges through year-end. The charges relate to actions being implemented to lower the Company’s cost structure on a global basis, including streamlining operations across business segments, optimizing the Company’s general and administrative infrastructure, and to a lesser degree, consolidating small facilities. These actions are expected to generate annualized pre-tax savings in excess of $10 million by mid-year 2015.

MORE

JBT Corporation

Add 1

“Our business outlook remains healthy,” said Tom Giacomini, President and Chief Executive Officer. “First quarter earnings exceeded our expectations and inbound orders were strong. We completed the acquisition of Formcook AB, a small, complementary addition to our food equipment business. We also took actions for long-term value creation with our restructuring actions and operational excellence initiatives, which will establish a foundation for faster growth and improved margins.”

2014 Outlook

For the full year, the Company anticipates revenue growth in the mid-single digit range. The Company expects total segment operating margin in 2014 to remain approximately flat relative to 2013. Projected savings of more than $3 million from restructuring actions and an additional $3 million in benefits from operational excellence initiatives in 2014 will fund planned spending on the Company’s strategic initiatives during the year.

In 2014, the Company expects to incur $6.7 million in total management succession costs, including $3.7 million in costs identified in prior guidance and approximately $3 million in expenses associated with non-qualified pension plans for retiring executives in 2014. The Company also expects to incur about $2 million in consulting costs in 2014. Excluding these costs, the Company expects full year corporate expense to be in the range of $25 to $27 million.

For the full year 2014, the Company projects adjusted diluted earnings per share to be in the range of $1.35 – $1.50, excluding restructuring charges and aforementioned management succession and consulting costs. On a GAAP basis, diluted earnings per share is expected to be in the range of $0.90 – $1.05.

First Quarter 2014 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Tuesday, May 6, 2014 to discuss the first quarter results. Participants may access the conference call by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 34168970, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. ET on May 6, 2014.

JBT 2014 Investor Day Presentation

The Company has scheduled its inaugural Investor Day presentation on May 22, 2014 in New York. Tom Giacomini, President and Chief Executive Officer, Brian Deck, Vice President and Chief Financial Officer, Steve Smith, Vice President and Division Manager, JBT FoodTech, and Dave Burdakin, Vice President and Division Manager, JBT AeroTech, will present the Company’s long-term vision, strategy, business outlook, and financial framework. For registration information, contact Debarshi Sengupta, Director of Investor Relations, at Debarshi.Sengupta@jbtc.com.

MORE

JBT Corporation

Add 2

###

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

MORE

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$198.0	$185.7
Cost of sales	146.0	135.4

Gross profit	52.0	50.3

Selling, general and administrative expense	43.6	40.9
Research and development expense	3.5	3.2
Restructuring expense	10.2	-
Other income, net	(0.1)	(0.4)

Operating income (loss)	(5.2)	6.6

Net interest expense	1.3	1.4
Income (loss) from continuing operations before income taxes	(6.5)	5.2
Provision (benefit) for income taxes	(1.8)	1.1
Income (loss) from continuing operations	(4.7)	4.1
Loss from discontinued operations, net of taxes	0.1	-
Net income (loss)	$(4.8)	$4.1

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.16)	$0.14
Loss from discontinued operations	-	-
Net income (loss)	$(0.16)	$0.14

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.16)	$0.14
Loss from discontinued operations	-	-
Net income (loss)	$(0.16)	$0.14

Weighted average shares outstanding
Basic	29.4	29.2
Diluted	29.4	29.5

JBT CORPORATION

NON-GAAP FINANCIAL MEASURE

(Unaudited and in millions, except per share data)

The results for the periods ended March 31, 2014 and 2013 include several items that affect the comparability of our results. These include significant expenses that are not indicative of on-going operations and are listed in the table below:

	Three Months Ended March 31,
	2014	2013

Income (loss) from continuing operations as reported	$(4.7)	$4.1

Non-GAAP adjustments:
Restructuring expense	10.2	-
Management succession costs	1.5	0.3
Strategy and pricing consulting	0.9	-

Impact on tax provision from Non-GAAP adjustments	(3.4)	(0.1)

Adjusted income from continuing operations	$4.5	$4.3

Income (loss) from continuing operations as reported	(4.7)	4.1
Total shares and dilutive securities	29.4	29.5
Diluted earnings (loss) per share from continuing operations	$(0.16)	$0.14

Adjusted income from continuing operations	4.5	4.3
Total shares and dilutive securities (1)	29.8	29.5
Adjusted diluted earnings per share from continuing operations	$0.15	$0.15

(1) Total shares and dilutive securities of 29.8 million used in the adjusted earnings per share calculation above includes 0.4 million of restricted stock that were excluded from the GAAP diluted earnings per share calculation because their effect was anti-dilutive due to the loss reported.

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted earnings per share information. The adjustments listed in the table exclude certain GAAP amounts for the purpose of determining adjusted income from continuing operations and adjusted earnings per share. Adjusted income from continuing operations and adjusted earnings per share information are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

 BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2014	2013
Revenue

JBT FoodTech	$135.4	$111.9
JBT AeroTech	62.6	70.7
Other revenue (1) and intercompany eliminations	-	3.1
Total revenue	$198.0	$185.7

Income (Loss) before income taxes

Segment operating profit
JBT FoodTech	$11.4	$7.9
JBT AeroTech	2.4	4.2
Total segment operating profit	13.8	12.1

Corporate expense (2)	(8.8)	(5.5)
Restructuring expense	(10.2)	-

Operating income (loss)	(5.2)	6.6

Net interest expense	1.3	1.4

Income (loss) from continuing operations before income taxes	$(6.5)	$5.2

(1) Other revenue is comprised of certain gains and losses related to foreign exchange exposure.

(2) Corporate expense includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2014	2013
Inbound Orders

JBT FoodTech	$160.5	$168.0
JBT AeroTech	100.4	61.0
Other and intercompany eliminations	-	3.1

Total inbound orders	$260.9	$232.1

	March 31,
	2014	2013
Order Backlog

JBT FoodTech	$238.8	$225.5
JBT AeroTech	200.6	104.0

Total order backlog	$439.4	$329.5

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$19.1	$29.4
Trade receivables, net	148.7	186.4
Inventories	142.4	117.6
Other current assets	68.3	63.2
Total current assets	378.5	396.6

Property, plant and equipment, net	134.9	132.7
Other assets	87.4	91.9
Total assets	$600.8	$621.2

Short term debt and current portion of long-term debt	$4.2	$6.3
Accounts payable, trade and other	88.8	88.1
Advance payments and progress billings	94.9	88.3
Other current liabilities	101.4	94.9
Total current liabilities	289.3	277.6

Long-term debt, less current portion	79.2	94.1
Accrued pension and other postretirement benefits, less current portion	46.1	52.5
Other liabilities	38.2	42.6

Common stock and paid-in capital	67.9	68.0
Retained earnings	138.9	146.5
Accumulated other comprehensive loss	(58.8)	(60.1)
Total stockholders' equity	148.0	154.4
Total liabilities and stockholders' equity	$600.8	$621.2

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2014	2013

Cash Flows From Operating Activities:
Income (loss) from continuing operations	$(4.7)	$4.1

Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	5.6	6.1
Other	5.5	(1.7)

Changes in operating assets and liabilities:
Trade accounts receivable, net	38.4	37.8
Inventories	(22.1)	(24.8)
Accounts payable, trade and other	1.4	(13.5)
Advance payments and progress billings	6.5	27.2
Other - assets and liabilities, net	(9.5)	(17.3)

Cash provided by continuing operating activities	21.1	17.9

Cash required by discontinued operating activities	(0.1)	(0.1)

Cash Flows From Investing Activities:
Acquisitions	(1.7)	-
Capital expenditures	(8.5)	(8.3)
Other	0.3	0.3

Cash required by continuing investing activities	(9.9)	(8.0)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	(17.2)	(89.1)
Dividends paid	(2.8)	(2.3)
Other	(1.7)	(2.2)

Cash required by financing activities	(21.7)	(93.6)

Effect of foreign exchange rate changes on cash and cash equivalents	0.3	0.1

Decrease in cash and cash equivalents	(10.3)	(83.7)

Cash and cash equivalents, beginning of period	29.4	99.0

Cash and cash equivalents, end of period	$19.1	$15.3